Exhibit 99.1

Hungarian Telephone and Cable Corp.

1201 Third Avenue, Suite 3400	Puskas Tivadar u. 8-10
Seattle, WA 98101-3034 - U.S.A.	H-2040 Budaors, Hungary
Phone (206) 654-0204 - Fax (206) 652-2911	Phone (361) 801-1500 - Fax (361) 801-1501

FOR:	HUNGARIAN TELEPHONE AND CABLE CORP.

COMPANY
CONTACT:	Robert Bowker
Chief Financial Officer
Hungary:	(011) 361-801-1500
U.S.:	(206) 654-0204

FOR IMMEDIATE RELEASE

HUNGARIAN TELEPHONE AND CABLE CORP. ANNOUNCES AGREEMENT TO

PURCHASE CONTROLLING STAKE IN MEMOREX TELEX COMMUNICATIONS

SEATTLE, Wash., December 20, 2007 – Hungarian Telephone and Cable Corp. (AMEX:HTC) announced today that it has reached an agreement to purchase 95.7% of the outstanding equity in Austrian-based Memorex Telex Communications AG, one of the leading alternative infrastructure providers in Central and Eastern Europe with the largest fixed-line infrastructure in the region. The purchase price for Memorex is EUR 90.5 million (approximately $130.3 million), which purchase price includes the assumption of EUR 60.2 million (approximately $86.7 million) in debt and a cash payment in the amount of EUR 30.3 million (approximately $43.6 million) to the selling shareholders of Memorex for their 95.7% equity interest. HTCC will refinance a substantial portion of Memorex’s EUR 60.2 million debt at closing. HTCC will fund the Memorex acquisition and the refinancing of the assumed Memorex debt with a subordinated bridge loan facility arranged by Merrill Lynch and BNP Paribas, which facility will rank pari passu with HTCC’s existing EUR 142 million 10.75% Senior Notes due 2012 and HTCC’s existing EUR 200 million Floating Rate Senior Notes due 2013. HTCC intends to subsequently replace the bridge loan facility with longer term financing.

The purchase price is based on a multiple of approximately 5.5 of Memorex’s estimated 2007 recurring EBITDA. HTCC expects to close the Memorex acquisition in February 2008 following the satisfaction of customary closing conditions, including obtaining the necessary competition authority approvals. Following closing, HTCC intends to buy out the minority shareholders in Memorex in accordance with Austrian law, resulting in HTCC’s ownership of 100% of the equity.

ABOUT MEMOREX

Memorex is one of the leading alternative telecommunications providers in the Central and Eastern European region providing wholesale data and capacity services to leading global telecommunications providers and Internet companies. Memorex provides services between 14 countries in the region including Austria, Bulgaria, the Czech Republic, Italy, Romania, Slovakia, Turkey, and Ukraine. Memorex operates over 12,500 km of fiber optic cable in the region which enables it to provide high quality wholesale services to large international carriers. Memorex has exhibited strong revenue and EBITDA growth in its business over the last few years with revenue growth largely due to expansion in developing markets, most recently in Memorex’s successfully entering the market in Turkey as the only non-Turkish alternative to the incumbent telecommunications provider.

COMMENTS FROM MARTIN LEA

Commenting on the agreement, Hungarian Telephone and Cable Corp.'s President and Chief Executive Officer Martin Lea said, "We are very pleased to announce this agreement which will further develop our position in the wholesale market in the region. Following the acquisition of Memorex, HTCC will be the #1 provider of wholesale data and capacity services in the Central and Eastern European market. We feel that, with the increased demand for data capacity in the region, this acquisition will help fuel HTCC’s growth and create significant value for HTCC’s shareholders. In addition, with HTCC’s existing presence in the wholesale business in the region, we expect to benefit from significant operating and cost synergies following the closing of the acquisition. I look forward to discussing the transaction in greater detail with our shareholders.’’

JANUARY 11, 2008 CONFERENCE CALL

On January 11, 2008, HTCC will host a conference call to discuss the agreement to purchase Memorex. HTCC will provide details about the call at a later date.

ABOUT HUNGARIAN TELEPHONE AND CABLE CORP.

Hungarian Telephone and Cable Corp., operating under the Invitel brand name, is the number one alternative and the second largest fixed line telecommunications and broadband Internet Services Provider in the Republic of Hungary with more than 1 million customers. In addition to delivering voice, data and Internet services in Hungary, it is also a major player in the Central and Eastern European wholesale telecommunications market.

Note: This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These and all forward-looking statements are only predictions or statements of current plans that are constantly under review by the Company. Such statements are qualified by important factors that may cause actual results to differ from those contemplated, including as a result of those factors detailed from time to time in the Company’s Securities and Exchange Commission filings. The foregoing information should be read in conjunction with the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

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